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                                            FOR IMMEDIATE RELEASE

CONTACT:

Richard Soloway, President                  Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                  Andria Arena (Media)
NAPCO SECURITY SYSTEMS, INC.                WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                     (212) 370-4500; (212) 370-4505 fax
                                            steve@wolfeaxelrod.com



          NAPCO SECURITY SYSTEMS, INC. FISCAL 2004 RESULTS ANTICIPATED
                         TO BE RELEASED IN MID-SEPTEMBER

       -RECORD REVENUES AND SUBSTANTIAL INCREASE IN NET INCOME EXPECTED -


AMITYVILLE, NEW YORK - AUGUST 10, 2004 -- NAPCO SECURITY SYSTEMS, INC. (NASDAQ:NSSC) one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced that results for the fiscal year ended June 30, 2004 will be released approximately mid-September.

Mr. Richard Soloway, Chairman, President and CEO of NAPCO noted, "We are confident that when our fiscal 2004 results are reported it will demonstrate that NAPCO has completed a very successful year. We expect to report that revenues were at record levels and that earnings rose substantially, buoyed by a very strong fourth quarter. This performance was predominantly the result of the growth of our commercial, industrial, governmental and institutional products. We look forward to discussing this stellar performance in greater detail at that time."

NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.

For more information on NAPCO and its subsidiaries, please visit the Company's web site at: www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

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